Exhibit 10.10

[Date]

[    ]

c/o Optical Cable Corporation

5290 Concourse Drive

Roanoke, VA 24019

Restricted Stock Award Under

Optical Cable Corporation 2004 Non-Employee Directors Stock Plan

Dear [    ]:

Subject to the conditions set forth in this letter, I am pleased to confirm that you were granted [    ] shares of Optical Cable Corporation Common Stock, no par value (“Company Stock”), on [    ] (a “Company Stock Award”). This Company Stock Award was granted pursuant to the Optical Cable Corporation 2004 Non-Employee Directors Stock Plan (the “Plan”), and is a fully vested, fully earned portion of a retainer for your service as a member of the Board of Directors of Optical Cable Corporation (the “Company”) during the period from the [    ] Shareholders Meeting to the [    ] Shareholders Meeting. This Company Stock Award was conditionally approved by the Company’s Board of Directors, to be granted upon the effectiveness of a Form S-8 registration statement with the U.S. Securities and Exchange Commission for Company Stock issuable under the Plan (the “Form S-8”). The Form S-8 became effective May 17, 2004.

In general, Company Stock issued under the Plan may not be sold, transferred, pledged, or otherwise encumbered or disposed of until six months after the date of the grant, which in the case of this Company Stock Award will be [    ]. During this six-month period following the date of the grant, however, you may exercise voting rights with respect to the shares of Company Stock and you will be entitled to receive all dividends and other distributions paid with respect to those shares.

You should note that as long as you are a director of the Company, you are considered an “insider” for purposes of Section 16(b) of the Securities Exchange Act of 1934. This means that even after the original six-month period has lapsed, you will remain subject to the usual insider trading rules that prohibit the retention of profit realized from any non-exempt purchase and sale of an equity security of the Company within any period of six months.

[    ]

Enclosed for your information and reference is a copy of the Plan, a Prospectus for grants of common stock under the Plan (the “Prospectus”), and a copy of the Form S-8. This Company Stock Award is subject to terms and conditions set forth in the Plan. The Plan also includes general information on the federal income tax consequences of your grant. For federal income tax purposes, you will have income in an amount equal to the fair market value of the [    ] shares of Company Stock as of the date of the grant. The closing price of a share of Company Stock was $[    ] on [    ], so your 2004 taxable income as a result of this grant will include $[    ] ([    ] x $[    ]) in the [    ] quarter of the calendar year. However, please consult with your tax advisor regarding the proper treatment of this Company Stock Award.

Your grant is subject to all the terms of the Plan and applicable laws, including without limitation the prohibition on any transfer or encumbrance for six months following the date of the grant. Please indicate your acceptance of the terms of the Plan, and your receipt of a copy of the Prospectus, by signing and returning to me one copy of this letter. You should retain the other copy for your files.

Thank you for your service to Optical Cable Corporation.

Sincerely,

Enclosures (3)

ACCEPTED:

Date:
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